Exhibit 10.1

AMENDMENT NO. 2

to the

S.Y. BANCORP, INC. 2005 STOCK INCENTIVE PLAN

This Amendment No. 2 to the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan (the "Plan") is dated as of April 19, 2011 (the "Effective Date").

Recitals

A.        S.Y. Bancorp, Inc. (the "Company") maintains the Plan and has reserved the right to amend it from time to time, by action of its Board to the extent not specifically required by the Plan to be approved by shareholders.

B.        The Company desires to amend the Plan to allow for the grant of restricted stock units, in addition to actual stock that is subject to restrictions.

Amendments

            NOW THEREFORE, the Plan is hereby amended as follows:

1.         This Amendment shall be effective as of the Effective Date.

2.          Section 2.2 of the Plan is amended so that as amended it shall read in its entirety as follows:

2.2       "Award" means an award granted to a Participant in the form of Options, SARs, Restricted Stock or Restricted Stock Units, whether granted singly or in combination.

3.          Section 2.23 of the Plan is amended so that as amended it shall read in its entirety as follows:

2.23     "Restricted Period" means the period established by the Committee with respect to an Award of either Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.

4.          Sections 2.25 through 2.27 of the Plan are renumbered as Sections 2.26 through 2.28, respectively, (and all references in the Plan to current Sections 2.25 through 2.27 shall be renumbered accordingly), and a new Section 2.25 is added to the Plan to read in its entirety as follows:

2.25     "Restricted Stock Unit" means an Award granted pursuant to Article 10 under which, upon the lapse of predetermined restrictions, shares of Common Stock are issued to the Participant.

5.         Section 4.1 of the Plan is amended so that as amended it shall read in its entirety as follows:

4.1       Available Shares

Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be 1,435,000 shares of Common Stock.

The maximum number of shares of Common Stock that may be subject to all awards granted under the Plan to any one Participant during a calendar year is 40,000.  The maximum number of shares of Common Stock that may be subject to Restricted Stock and Restricted Stock Unit Awards granted to any one Participant during a calendar year is 20,000.

The maximum number of shares of Common Stock that may be issued in the form of Incentive Stock Options shall be 1,435,000.

Shares of Common Stock issued pursuant to the Plan may be original issue or from shares of Stock which have been reacquired by the Company, or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine.

6.         Section 4.3(i) of the Plan is amended so that as amended it shall read in its entirety as follows:

 (i)        Options, Restricted Stock and Restricted Stock Units.  The grant of Options, Restricted Stock or Restricted Stock Units shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.

7.         Section 6.1 of the Plan is amended so that as amended it shall read in its entirety as follows:

6.1       Form of Awards.  Awards may be granted under the Plan, in the Committee's sole discretion, in the form of Options pursuant to Article 7, SARs pursuant to Article 8, Restricted Stock pursuant to Article 9, Restricted Stock Units pursuant to Article 10, or a combination thereof.  All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan.  The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan.  The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure than an Award constitutes "qualified performance based compensation" within the meaning of section 162(m) of the Code and the regulations thereunder.  Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined in a single Award Agreement.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.  An Award Agreement must provide that a Participant may not accelerate or defer receipt of income attributable to the exercise or vesting of an Award that constitutes (or would with such election) "deferred compensation" within the meaning of Code Section 409A.

            8.         Articles 10 through 12 of the Plan are renumbered Articles 11 through 12, respectively (and all references in the Plan to current Articles 10 through 12 and all sections thereunder shall be renumbered accordingly), and a new Article 10 is added to the Plan to read in its entirety as follows:

ARTICLE 10 -- RESTRICTED STOCK UNITS

10.1     General.  Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals and restrictions under applicable Federal or state securities laws.

10.2     Restricted Period.  At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units.  Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee. Neither the Committee nor the Participant may have the discretion to shorten or lengthen the Restricted Period after the Grant Date, if such change in the Restricted Period would be an impermissible acceleration or delay of "deferred compensation" within the meaning of Code Section 409A. However, that the Committee may provide in the Award Agreement that restrictions on forfeiture will be waived in whole or in part in the event of Termination of Employment or Service on account of death or Disability, and, unless provided to the contrary in the Award Agreement, shall be waived upon a Change in Control, in which case the Award shall, as of that waiver date, be converted to issued Common Stock

10.3     Other Terms and Conditions.  Restricted Stock Units shall not constitute issued and outstanding shares of Common Stock.  Upon the expiration of the Restricted Period, if and to the extent that any conditions to the Award or performance criteria are then met, the Participant shall be entitled to receive from the Company a number of shares of Common Stock equal to the number of Restricted Stock Units granted, to the extent earned, under the Award.  A Participant shall not, with respect to a Restricted Stock Unit, have any rights as a shareholder of the Company, such as the right to vote the shares or the right to receive dividends and other distributions, at any time before the Participant has become the holder of record of the Common Stock, except as provided in Section 10.4 below.  At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the Termination Of Employment Or Service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to expiration of the Restricted Period.

10.4     Dividends.  The Committee may provide in the Award Agreement, that Participants holding Restricted Stock Units may be entitled to receive an amount in cash equal to the cash distributions made by the Company with respect to a share of Common Stock, either during the period such Restricted Stock Units are outstanding or at the end of the Restricted Period, to the extent the underlying Common Stock is then vested and issued, provided that such (a "Cash Dividend Right"), includes payment terms that comply with Code Section 409A.

10.5     Code Section 162(m) Provisions.  Notwithstanding any other provision of the Plan, if the Committee determines, at the time a Restricted Stock Unit Award is granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Named Executive, then the Committee may provide that Section 9.5 is applicable to such Award to the same extent that such Section 9.5 would be applicable if such Award was a Restricted Stock Award.

            9.         Article 11 of the Plan (as renumbered pursuant to section 8 of this Amendment No. 2) is amended so that as amended it shall read in its entirety as follows:

11.1     General Rule-Rights Accelerate.      Except as provided otherwise in Section 10.2 or in an Award Agreement at the time an Award is granted, notwithstanding anything to the contrary in this Plan, upon any Change of Control, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived so that:

(i)         if no exercise of the Award is required (i.e. with respect to Restricted Stock or Restricted Stock Units), the Award will be nonforfeitable in full at the time of the occurrence of the Change of Control (the "Change Effective Time"), and, in the case of Restricted Stock Units payable after such vesting in Common Stock, the Participant shall receive the same consideration upon such vesting as a holder of one share of Common Stock receives in the Change in Control, or, if not possible, cash equal to the Fair Market Value on the Change in Control date, or

(ii)        if exercise of the Award is required, the Award may be exercised at the Change Effective Time, provided, however, that in the case of the events described in clauses (iii) and (iv) of the definition of a Change of Control in this Plan, each Award requiring exercise that is not exercised at the Change Effective Time shall lapse and all rights thereunder shall be forfeited immediately after the Change Effective Time if the Participant holding such Award has received written notice at least 15 days prior to the Change Effective Time of his right to exercise the Award at the Change Effective Time.

11.2     Award Substitution Avoids Lapse of Awards. In the event outstanding Awards are replaced as of the Change Effective Time by comparable types of awards of substantially equivalent value, and such replacement meets the conditions of a modification that would be permitted under Code Section 424 with respect to an Incentive Stock Option (and similar principles for other Awards to avoid those that are not deferred compensation becoming subject to Code Section 409A), Section 10.1(ii) shall not apply.

            10.       The second sentence of Section 13.4 of the Plan (as renumbered pursuant to section 8 of this Amendment No. 2) is amended so that as amended it shall read in its entirety as follows:

No Award of Incentive Stock Options, Restricted Stock or Restricted Stock Units during their Restricted Period may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution.

            IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment as of the Effective Date on behalf of the Company pursuant to action of the Board after the Board has determined this to be an amendment that does not, under the Plan, require shareholder approval.

S. Y. BANCORP, INC.

By:	/s/ David P. Heintzman

Name:	David P. Heintzman

Title:	Chairman and Chief Executive Officer